Exhibit 10.36

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of November 13, 2018 by and among Sphere 3D. Corp and subsidiaries, an Ontario corporation (“Seller”) and, Overland Storage, Inc., a California corporation (“Overland / Buyer”). Seller, Overland and Buyer are referred to collectively as the “Parties” or individually as a “Party.” Each capitalized term used herein and not otherwise defined will have the meaning ascribed to such term in the Share Purchase Agreement (as hereinafter defined).

RECITALS

A.Seller, Overland and Buyer have entered into that certain Share Purchase Agreement dated February 20, 2018 (as amended by that certain First Amendment to Share Purchase Agreement dated as of August 21, 2018, the “Share Purchase Agreement”) pursuant to which Seller will sell to Buyer, and Buyer will purchase, all of the issued and outstanding shares of Overland, upon and subject to the terms therein.

B.In connection with the consummation of the transactions contemplated by the Share Purchase Agreement, Seller, Overland and Buyer desire to execute and deliver this Agreement providing for Overland’s provision of certain transition services to Seller, and Seller’s provision of certain transition services to Overland, after the Closing.

AGREEMENT

In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt of which are hereby acknowledged, each Party hereby agrees as follows:

1.    Transition Services and Third Party Agreements.
(a)    Upon the terms and conditions contained in this Agreement and Schedule A attached hereto (the “Schedule”), during the Term, Overland will, or Buyer will cause one or more of its Affiliates to, provide following the Closing to Seller those services described in the Schedule (each such service, a “Service”, and, collectively, the “Services”), and Seller will pay for the Services in accordance with the terms of this Agreement.

(b)    Overland, or any of its Affiliates providing Services at any time, may hire or engage one or more third-party service providers (the “Third Party Providers”) to perform any or all of its obligations (the “Third Party Services”) under this Agreement pursuant to licenses or other contractual arrangements (the “Third Party Provider Agreements”). Seller acknowledges that, as of the date hereof, Overland engages Third Party Providers to perform certain obligations in connection the Business, including warehousing, logistics and customer support services , and Seller hereby consents to Overland’s continued use of such Third Party Providers to perform Services under this Agreement. Any obligation of Overland to Seller under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of Overland or any Third Party Provider, will be deemed to have been performed, satisfied or fulfilled by Overland.

(c)    The Parties understand, acknowledge and agree that in some cases, the continued participation of Third Party Providers under Third Party Provider Agreements may require certain consents, approvals, permissions or licenses (collectively, “Authorizations”), that certain Authorizations may be required in order for Overland to provide the Services pursuant to this Agreement, and that obtaining the foregoing Authorizations may involve additional out of pocket costs, expenses, fees, charges or commissions (“Authorization Expenses”). The Parties agree to cooperate to obtain all Authorizations sufficient to enable Overland or its Third Party Providers to perform the Services in accordance with this Agreement. Seller agrees to pay or reimburse Overland, as applicable, for any and all reasonable and necessary Authorization Expenses it incurs in connection with the provision of Services or satisfaction of its obligations under this Agreement. Subject to Section 9 and each Party’s agreement of cooperation set forth in this Section 1(c), failure to obtain any such Authorization, and any resulting failure to provide Services hereunder, will not be deemed a breach of this Agreement and Overland will be under no obligation to provide such Service if the Authorization cannot be obtained.

(d)    Seller hereby grants to Overland and its Affiliates providing Services hereunder, on behalf of itself, a non-exclusive, royalty-free, fully paid license under all intellectual property of Seller (other than trademarks, service marks, trade names, trade dress and domain names) as necessary for, and solely for the purpose of, the provision of Services by Overland and its Affiliates hereunder.

(e)    Upon the terms and conditions contained in this Agreement and Schedule B attached hereto, during the Term, Seller will, or will cause one or more of its Affiliates to, provide following the Closing to Overland those services described in Schedule B (the “Seller Services”), and Overland will pay for the Seller Services in accordance with the terms of this Agreement. Any obligation of Seller to Overland under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of Seller, will be deemed to have been performed, satisfied or fulfilled by Seller.

2.    Standard of Performance; Limitations on Providing Services.
(a)    Each Seller and Overland covenants that it will perform, and will cause to be performed, the Services or the Seller Services, as applicable, at a level of quality, speed and diligence consistent in all material respects with past practices of their respective businesses and in accordance with the terms of this Agreement and applicable law. Each of Seller and Overland will not be required to provide any Service or Seller Service, as applicable, to the extent performance of such Seller Service by Seller or such Service by Overland is prohibited by, or would require Seller or Overland, as applicable, to violate, any applicable laws. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF SELLER AND OVERLAND DISCLAIMS ALL WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES AND THE SELLER SERVICES, AS APPLICABLE, HEREUNDER.

(b)    Each of Seller and Overland will provide, or cause to be provided, the Seller Services or the Services, as applicable, without interruption. In the event that Seller or Overland is wholly or partially prevented from, or delayed in, providing one or more Seller Services or Services, as applicable, or one or more Seller Services or Services, as applicable, are interrupted or suspended, by reason of events beyond its reasonable control (including acts of God, act of governmental authority, act of the public enemy or due to fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster, labor difficulty, civil unrest and/or riots, civil commotion, insurrection, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs or any other cause beyond the reasonable control of Overland) (each, a “Force Majeure Event”), Seller and Overland, as applicable, will not be obligated to deliver the affected Seller Services or Services, as applicable during such period, and Overland and Seller, as applicable, will not be obligated to pay for any Seller Services or Services, as applicable, not delivered; provided that, during the duration of a Force Majeure Event, Seller and Overland, as applicable, will use commercially reasonable efforts to (i) avoid or remove such Force Majeure Event, (ii) resume its performance under this Agreement with the least practicable delay, and (iii) cooperate with Overland’s or Seller’s insurance providers, as applicable, with respect to matters relating to Seller’s or Overland’s performance of the Seller Services or Services, as applicable.

3.    Payment of Fees and Charges. In consideration for the Seller Services and Services, as applicable, provided hereunder, Seller will pay to Overland the amounts for such Services as specified in the Schedule (the “Overland Charges”) and Overland will, and Buyer will cause Overland to, pay to Seller the amounts for such Seller Services as specified in Schedule B (the “Seller Charges”). Overland will invoice Seller monthly for Services provided, and amounts invoiced will be payable within 30 days of the date of invoice except as expressly contemplated in the Schedule. Payroll and payroll related expenses will be billed and paid at cost at the time it is due. Any travel expenses incurred by Overland upon Seller’s request will be billed at actual cost. Any project-based fees for Services will be negotiated between Seller and Overland. Seller will not withhold any payments to Overland under this Agreement, notwithstanding any dispute that may be pending between them, in order to offset payments due to Seller pursuant to this Agreement, the Share Purchase Agreement or otherwise, unless such withholding is mutually agreed by the Parties or is provided for in the final ruling of a court having jurisdiction pursuant to the terms of this Agreement. Seller will invoice Overland monthly for Seller Services provided, and amounts invoiced will be payable within 30 days of the date of invoice except as expressly contemplated in Schedule B. Payroll and payroll related expenses will be billed and paid at cost at the time it is due. Any travel expenses incurred by Seller upon Overland’s request will be billed at actual cost. Any project-based fees for Seller Services will be negotiated between Seller and Overland. Overland will, and Buyer will cause Overland to, not withhold any payments to Seller under this Agreement, notwithstanding any dispute that may be pending between them, in order to offset payments due to Overland pursuant to this Agreement, the Share Purchase Agreement or otherwise, unless such withholding is mutually agreed by the Parties or is provided for in the final ruling of a court having jurisdiction pursuant to the terms of this Agreement.

4.    Taxes. Seller will be responsible for all sales, use, excise, services and other similar taxes, levies and charges not otherwise included in the Overland Charges (other than taxes based, in whole or in part, on the net income, profits or employees of Overland) imposed by applicable law on the provision of Services to Seller hereunder and upon receipt of an invoice for such taxes, levies and charges. If Overland is required to pay any such taxes, levies or charges in connection with its provision of Services under this Agreement, Seller will promptly reimburse Overland therefor or pay such amount directly to the applicable taxing authority as provided by applicable law. Overland will use commercially reasonable efforts to cooperate with Seller in filing any reasonably requested documentation and certificates that would reduce any taxes on Services or result in a refund of such taxes. Overland will be responsible for all sales, use, excise, services and other similar taxes, levies and charges not otherwise included in the Seller Charges (other than taxes based, in whole or in part, on the net income, profits or employees of Seller) imposed by applicable law on the provision of Seller Services to Overland hereunder and upon receipt of an invoice for such taxes, levies and charges. If Seller is required to pay any such taxes, levies or charges in connection with its provision of Seller Services under this Agreement, Overland will promptly reimburse Seller therefor or pay such amount directly to the applicable taxing authority as provided by applicable law. Seller will use commercially reasonable efforts to cooperate with Overland in filing any reasonably requested documentation and certificates that would reduce any taxes on Seller Services or result in a refund of such taxes.

5.    Term; Termination; Survival.

(a)    The following Sections will survive any termination, cancellation or expiration of this Agreement or a particular Service: [Section 1(d)(ii) (until the expiration or termination of each of the agreements referred to in such clause), Section 1(d)(iii) (until the earlier of the receipt of the Outstanding Third Party Consent or the expiration or termination of each of the agreements referred to in such clause)], Section 3 and Section 4 (in each case, to the extent of Overland Charges or Seller Charges and taxes accrued prior to termination, cancellation or expiration), and Sections 7 through 22. For clarity and avoidance of doubt, in the event of termination with respect to one or more but less than all Seller Services or Services, this Agreement will continue in full force and effect with respect to any Seller Services or Services not terminated thereby.

6.    Administration of Services.
(a)    Each of Seller and Overland will designate one or more persons in Schedule C who are authorized to bind Seller and Overland, respectively (each, a “Representative”) with respect to matters contemplated by this Agreement, including the facilitation and administration of this Agreement and resolution of any disputes arising hereunder. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party without inquiring about such act or ascertaining whether such Representative had authority to so act. Each Party will have the right at any time and from time to time to replace its Representative by giving notice in writing to the other Party setting forth the name of (i) the Representative to be replaced and (ii) the replacement person, and certifying that the replacement Representative is authorized to act for the Party in respect of the matters contemplated by this Agreement.
(b)    Seller acknowledges and agrees that on and after the date hereof, it may own or control certain properties and premises to which Overland may need access in order to provide some or all of the Services. In order for Overland to perform its obligations under this Agreement, Seller agrees to provide reasonable access to such properties and premises to Overland during normal business hours to the extent necessary to enable Overland to furnish the Services contracted for hereunder. Overland acknowledges and agrees that on and after the date hereof, it may own or control certain properties and premises to which Seller may need access in order to provide some or all of the Seller Services. In order for Seller to perform its obligations under this Agreement, Overland agrees to provide reasonable access to such properties and premises to Seller during normal business hours to the extent necessary to enable Seller to furnish the Seller Services contracted for hereunder.

7.    Relationship of the Parties. In providing the Seller Services or Services hereunder, Seller or Overland, as applicable, and any third parties acting on behalf of Seller or Overland, as applicable, will act solely as independent contractors. Nothing herein will constitute, be construed as, or create in any way or for any purpose a partnership, joint venture or principal-agent relationship between Overland and Seller. No Party will have any power to control the activities and/or operations of the other Party. No Party will have any power or authority to bind, commit or act as agent for the other Party. In providing the Services hereunder, Overland’s employees and agents will not be considered employees or agents of Seller, nor will Overland’s employees or agents be eligible or entitled to any compensation, benefits, perquisites or privileges (including severance) given or extended to any of Seller’s employees. In providing the Seller Services hereunder, Seller’s employees and agents will not be considered employees or agents of Overland, nor will Seller’s employees or agents be eligible or entitled to any compensation, benefits, perquisites or privileges (including severance) given or extended to any of Overland’s employees.

8.    Intellectual Property and Data. Overland and Seller will each retain ownership of their Intellectual Property and data existing as of the date hereof, except as may otherwise be provided for in the Share Purchase Agreement or the other agreements contemplated thereby. Unless otherwise agreed in writing, each Party hereto agrees that any Intellectual Property or data of the other Party or its licensors made available to such Party in connection with the provision of Seller Services or Services will remain the sole property of the Party that is the owner of such Intellectual Property or data; provided, that, as between Overland and Seller, (a)(i) Seller will own any derivative works, additions, modifications, translations or enhancements to Seller’s Intellectual Property that Overland makes or has made on Seller’s behalf, and (ii) Seller will exclusively own any and all data generated with respect to, and in the course of, the provision of the Services by Overland and (b)(i) Overland will own any derivative works, additions, modifications, translations or enhancements to Overland’s Intellectual Property that Seller makes or has made on Overland’s behalf, and (ii) Overland will exclusively own any and all data generated with respect to, and in the course of, the provision of the Seller Services by Seller.

9.    Commercially Reasonable Efforts; Further Assurances. Each Party will use commercially reasonable efforts to cooperate with the other Party in performing its obligations hereunder, subject to the standards of performance described in Section 2 hereof. Such cooperation will include exchanging information, providing electronic access to systems and platforms used in connection with the Seller Services and Services, and, subject to the terms hereof, using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder. The Representatives of each Party will consult with each other from time to time and the Parties will use commercially reasonable efforts to cooperate with each other in order to effect an efficient transition and to minimize the expense thereof and the disruption of the business of the Parties. Without limiting the foregoing, such cooperation will include the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder.

10.    Confidentiality.
(a)    For purposes of this Agreement (i) “Confidential Information” means any confidential or proprietary information of either Party or any member of its Group, whether relating to customer information, trade data, trade secrets, or business practices of the other Party, that either Party or any member of its Group, obtains in connection with the provision or receipt of Seller Services or Services under this Agreement (whether prior to, on or following the date hereof) from the other Party or its Group, and
(ii)“Group” means, with respect to either Party, such Party’s Affiliates, employees, agents, subcontractors or vendors and, with respect to Overland, any of its Third Party Providers.

(b)    Each Party agrees not to disclose the other Party’s Confidential Information to (i) any third party, or (ii) any other member of such Party’s Group who does not need such Confidential Information in connection with performing or receiving the Seller Services or Services. No Party will use Confidential Information of the other Party for any purpose other than as contemplated by this Agreement (whether for its own benefit or for the benefit of any other Person).

(c)    Notwithstanding the foregoing, if a Party or one of its Group members is legally required, by order of a court of competent jurisdiction or other governmental authority, to disclose Confidential Information of the other Party (a “Compelled Party”), such Compelled Party will, if legally permitted to do so, provide the disclosing Party whose Confidential Information is being subjected to compelled disclosure (the “Subject Party”) with prior written notice of such legal requirement or request to disclose. If the Subject Party so requests, the Compelled Party will cooperate at the expense of the Subject Party in seeking any protective arrangements reasonably requested by the Subject Party. If a protective arrangement is not obtained, the Compelled Party (i) may thereafter disclose or provide such Confidential Information to the extent required by applicable law (as so advised by counsel), lawful process or governmental authority, without liability therefor and (ii) will exercise commercially reasonable efforts to have confidential treatment accorded to any such Confidential Information so provided or furnished.

(d)    It is expressly understood that no information will be subject to these confidentiality provisions, or otherwise deemed to be Confidential Information, if: (i) the Party or Group receiving such Confidential Information legally learned of such Confidential Information from a third party, provided such third party is not known by the receiving Party or Group to be bound by any confidentiality obligation regarding such information and the receiving Party or Group does not owe any confidentiality obligation to such third party, (ii) a Party or Group independently had knowledge of such Confidential Information prior to the date hereof and without a duty of confidentiality to any Person, (iii) such Confidential Information is available through the public domain, other than through improper disclosure by the recipient or its Group, or (iv) was independently developed without use of, or reference to, any of the Confidential Information furnished by or on behalf of the disclosing Party in connection with this Agreement.

(e)    Notwithstanding the foregoing, each of the Parties acknowledge their respective obligations under Section 6.2(a) (Confidentiality) of the Share Purchase Agreement, the terms of which are incorporated herein by reference.

(f)    The terms of this Section 10 will survive the termination or expiration of this Agreement and will remain in full force and effect for so long as (i) Seller or its Group retains any of Overland’s or Buyer’s Confidential Information or (ii) Overland, Buyer or their respective Groups retain any of Seller’s Confidential Information.

(g)    Each Party hereby agrees to promise the performance by each member of such Party’s Group with the obligations set forth in this Section 10.

11.    Limitation on Liability. Overland’s entire aggregate liability pursuant to this Agreement will be limited to amounts actually paid by Seller pursuant to this Agreement, except as otherwise contemplated herein. Seller’s entire aggregate liability pursuant to this Agreement will be limited to amounts actually paid by Overland and Buyer pursuant to this Agreement, except as otherwise contemplated herein. In no event will Overland or Seller be liable for any punitive damages or any special, incidental, indirect or consequential damages of any kind or nature (including lost profits for business interruption or otherwise), or any diminution in value, regardless of the form of action through which such damages are sought. Notwithstanding the foregoing, no limitation of either Party’s liability will apply to damages arising under Sections 8 (Intellectual Property and Data) or 10 (Confidentiality).

12.    Indemnification.
(a)    Subject to Section 11 (Limitation on Liability), Buyer and Overland will indemnify and hold harmless Seller and its Affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, the “Seller Indemnified Parties”) from and against any losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages and assessments (“Losses”) that are imposed on or incurred by the Seller Indemnified Parties arising directly from Overland’s or Buyer’s provision of Services hereunder or otherwise arising directly as a result of the performance by Overland or Buyer of its obligations under this Agreement to the extent such Losses are caused by the grossly negligent acts or willful misconduct in Overland’s or Buyer’s provision of Services under this Agreement (as determined by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed), unless such acts or omissions:

(i)    were taken by Overland or Buyer at the express instruction of Seller; or

(ii)    were taken by Overland or Buyer in good faith and were consistent with the advice of Overland’s attorneys, accountants, or other professional advisors.
(b)    Subject to Section 11 (Limitation on Liability), Seller will indemnify and hold harmless Buyer, Overland and their respective Affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, the “Overland Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Overland Indemnified Parties arising directly from Seller’s provision of Seller Services hereunder or otherwise arising directly as a result of the performance by Seller of its obligations under this Agreement to the extent such Losses are caused by the grossly negligent acts or willful misconduct in Seller’s provision of Seller Services under this Agreement (as determined by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed), unless such acts or omissions:

(i)    were taken by Seller at the express instruction of Overland or Buyer; or

(ii)    were taken by Seller in good faith and were consistent with the advice of Seller’s attorneys, accountants, or other professional advisors.

13.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, by messenger service or by electronic mail, (b) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, (c) on the date of transmission if sent by email (provided, that such email states that it is a notice delivered pursuant to this Section 10.1) or (d) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Buyer or Overland, to:
Overland Storage
125 S Market Street
San Jose, CA 95113
Attention: Eric Kelly
Email: ekelly@overlandtandberg.com

if to Seller to:
Sphere 3D Corp.
4542 Ruffner Street, Suite 250San Diego, California 92111
Attention:     Peter Tassiopoulos, President
Email: peter.tassiopoulos@sphere3d.com

14.    Interpretation. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

16.    Entire Agreement; Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter in this Agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter in this Agreement, and (ii) is not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided herein.

17.    Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

18.    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of Buyer, Overland and Seller irrevocably submits to the exclusive jurisdiction of (a) the Superior Courts of the State of California, Santa Clara County, and (b) the United States District Court in Santa Clara, California, for the purposes of any suit, action or other proceeding arising out of this Agreement.

19.    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

20.    Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each of the other parties. Any purported assignment in violation of this Section 20 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

21.    Waiver of Jury Trial. SUBJECT TO THE LIMITATIONS IMPOSED BY APPLICABLE LAW, EACH OF BUYER, OVERLAND AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, OVERLAND OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OVERLAND STORAGE, INC.
By:    /s/ Peter Tassiopoulos
Name:    Peter Tassiopoulos
Title:    Director
SPHERE 3D CORP.
By:    /s/ Peter Tassiopoulos
Name:    Peter Tassiopoulos
Title:    President

Schedule A1: Buyer
Description Facilities Services

Overland will, or Buyer will cause one or more of its Affiliates to, provide following the Closing and during the Term to Seller those services described in this Schedule A. Overland will only be obligated to perform the services described in this Schedule A if and to the extent that, in its sole discretion, it has access to the personnel and other resources reasonably necessary to perform the services in a manner that does not substantially interfere with the business of Overland; provided, that Overland shall not take actions with the primary purpose of ceasing to have access to the personnel and other resources reasonably necessary to perform the services in this Schedule A. Seller will use its commercially reasonable efforts to arrange to replace the services provided by Overland hereunder as soon as reasonably practicable after the Closing with services it provides for itself or with services it obtains from third parties. In consideration for the services provided hereunder, Seller will pay to Overland the amounts for such services as specified in this Schedule A.
.

1.	Facilities

a.	Term:

i.	6 months from deal close

1.	Note: San Jose has two facilities

a.	through the end of December 125 South Market facility

b.	for remainder of term, Interim San Jose facility

b.
Scope / Description of Facilities and Services to be provided. Shared facilities described below in this section. Seller and Buyer’s facilities use are highly integrated and cannot be separated piecemeal immediately on deal close. Therefore, Overland will perform these services as an inseparable package until Seller is ready to transition to its own facilities on an agreed upon transition date, which will be no later than the expiration of the Term

Facility	Owned by*	% allocation to Seller	Description of Seller use
San Diego 4542 Ruffner (sq. feet: 5164 workspace, 400 Lab space )	Overland / Buyer	Sphere 3D 50% of workspace (excludes lab) 0% of lab and electrical	• Workspace for employee resources shared with Overland
San Jose 125 South Market (9898 sq ft 13th floor); (384 sq ft 2nd floor)	Overland / Buyer (until December 31, 2018)	Sphere 3D 10% of 13th floor workspace & parking 100% of 2nd floor lab & electrical	• Sphere 3D 2nd floor lab • Workspace for 3 Sphere 3D employees (Snap Engineering & tech support)
San Jose Interim Facility (Regus 117 Park Ave)	Overland / Buyer (effective: January 1, 2019)	Sphere 3D 10% workspace & parking for 3	• Workspace for 3 Sphere 3D employees (Snap Engineering & tech support)
Lease Agreement dated between Prologis TLF (Dallas), LLC and Unified ConneXions, Inc. (Plano Distribution Center)	Sphere 3D / Seller	100% allocation to Sphere 3D	• Sphere 3D 100% utilized

* Footnote: If by deal close either the San Jose lease and/or the Plano leases assignments per the SPA Assignment schedules has not been completed, both parties agree to honor payments per the allocations listed above.

Fees and Expenses

During the Term, Seller will pay to Overland Monthly Service Fees set forth below:

a)	San Jose 125 South Market Facilities Fees (until December 31, 2018)

a.	Workspace facilities fee: $4,666

i.	[(Sphere 3D headcount allocation percentage) x (the monthly lease of San Jose 13th floor facility)]+ [(S3D headcount) x (parking fee)]

b.	Lab Facilities fee: $3,421

i.	(2nd floor computer room lease) + (computer room electrical / utility fee)

b)	San Jose Interim Facility Fees (starts January 1, 2019)

a.	Workspace facilities fee: $868

i.	[(Sphere 3D headcount allocation percentage) x (the monthly lease of San Jose interim location)]+ [(S3D headcount) x (parking fee)]

c)	San Diego 4542 Ruffner Facilities Fees**

a.	Shared Utilities fee: $548

i.	Utilities fee = (S3D headcount allocation percentage) x [(utilities estimate) minus (lab electrical estimate)]

b.	Shared Workspace fee: Starting February 1, 2019**, pay monthly fee of $4567 for employee workspace based on the following formulas

i.	Workspace fee = (S3D headcount allocation percentage) x (workspace square footage) x (lease cost per square foot)

1.	Workspace square footage = (total San Diego square footage) minus (Lab square footage)

**Footnote: Per the terms of the San Diego Facility Lease agreement, the first 3 months are free with facilities Lease payments starting February 2019.

Schedule A2
Description of Buyer Services: SnapServer Tech Support & Logistics

Overland will, or Buyer will cause one or more of its Affiliates to, provide following the Closing and during the Term to Seller those services described in this Schedule A. Overland will only be obligated to perform the services described in this Schedule A if and to the extent that, in its sole discretion, it has access to the personnel and other resources reasonably necessary to perform the services in a manner that does not substantially interfere with the business of Overland; provided, that Overland shall not take actions with the primary purpose of ceasing to have access to the personnel and other resources reasonably necessary to perform the services in this Schedule A. Seller will use its commercially reasonable efforts to arrange to replace the services provided by Overland hereunder as soon as reasonably practicable after the Closing with services it provides for itself or with services it obtains from third parties. In consideration for the services provided hereunder, Seller will pay to Overland the amounts for such services as specified in this Schedule A.

1.	SnapServer Tech Support & Logistics Services

a.	Term 12 months from deal close date

i.	However, by mutual agreement, 60 days’ notice can be given by seller or buyer o terminate before the term date

b.
Seller Transition plan: transition to Sphere 3D Service Support and Logistics Infrastructure and 3rd-party service agreements. Overland will provide the reasonable support to transition the services to Seller by the term date

c.
Scope / Description of Services to be provided. Business processes described below in this section performed by Overland on behalf of Seller. Seller and Overland's SnapServer support processes are highly integrated across multiple entities and regions and cannot be separated piecemeal immediately on deal close. Therefore, Overland will perform these services as an inseparable package until Seller is ready to take on all of this work on an agreed upon transition date, which will be no later than the expiration of the Term

#	Description
1
Introductions to end-users, customers and 3rd Party Services providers:
Overland will facilitate (i) communications between Seller and the customers and end-users, and (ii) introductions to 3rd-party Services and Logistics Providers of the Business. In connection with these services, Overland will also transfer basic knowledge and data to Seller exclusively related to the Services and Logistics processes and business

#	Description
2
SnapServer Service / Logistics processes:
a)    Customer service
b)    Order fulfillment
c)    Customer, supplier and materials database administration
d)    Product service
e)    Returned goods processing and administration
f)    Warranty administration
g)    Technical Support
h)    Consignment inventory control
i)    Supply chain management

3
Reliance on Overland IT systems:
Use of Overland IT software and hardware systems for each work day during which Overland processes service, support and logistics activity on Seller’s behalf

•    Tech Support Telephony Phone Tree System Recommend dedicated Snap line
•    Tech Support Clientele Tech support / CRM tool
•    Ops Agile Doc control (BOM, part #s, etc)
•    Ops Baan ERP,MRP
•    Ops GSB ERP / MRP
•    Ops TD HK / GTEC SAP
•    Development IT backups, other IT managed systems Backup of critical systems in the lab. snapftp, IT hosted VMs
•    Sales/Mktg SnapServer related parts of Company Web and Partner Portal Snapserver.com domain, other snap related domain names, Online help, knowledge base (JIVE), customer support portal, Partner FastTrack Portal etc., Sharepoint, Documentation, Tech Pubs

4
Logistics and support provided by third party suppliers. Examples could include:
a)    3rd party warehouses
b)    Freight and freight planning including the repositioning of inventory to the Seller’s locations
c)    Returned goods processing provided by a 3rd party
d)    In-bound and out-bound freight costs
e)    Customs clearance
f)    3rd party Overland Authorized Service Providers

5
Use of Overland facilities:
Use of Overland office facilities by former Overland employees that work for or contract with Seller on a temporary or full time basis. Includes facility access and use of conference rooms and phones.

#	Description
6
Contract Manufacturer:
Overland will work with Seller, and the contract manufacturers, to transition supply to the Seller. Overland will place any new purchase orders to the manufacturer or other supplier on Overland’s account as requested. For orders on behalf of the Seller, Seller agrees that Overland will not be required to submit any orders unless the obligation to the supplier is expressly agreed to be the Seller’s.

Manufacturing AIC XSR 40 and 120
Manufacturing GTEC / THDK XSD 40

Fees and Expenses

During the Term, Seller will pay to Overland Monthly Service Fees as set forth below. These fees will continue until the expiration of this agreement

1.	Flat Monthly fee of $15,000 to receive the services and support as outlined in the scope and description of services table above.

Name	Position	% Allocated to Seller
	Europe /APAC / Japan Tech Support	100%
	Snap Escalations & logistics mgmt.	20%
	US order entry	25%
	Europe order entry	25%
	Asia order entry	25%
	Tandberg order entry	25%
	Pipeline & forecast mgmt	25%
	Materials Planning	25%
	Manuf. Quality	30%
	WW logistics	20%
	Americas Logistics	20%
	EMEA / Tandberg Logistics	10%
	Service inventory mgmt	20%
	Customer Service / Warranty Contracts	10%
	Customer Service / RMA logistics	20%
	RMA Logitstics	20%
	Customer Services / Contracts admin	20%
	Warranty Sales support (Europe, APAC, Japan)	20%
	Warranty Sales Support Americas	20%
	WW procurement	25%

2.	A monthly fee to support the SNAP service contract services through 3rd-party ASPs, Logistics and Freight. This fee will be calculated as follows

a.
specific identification will be used to bill to Sphere the exact amounts from what is invoiced from the 3rd party to Overland. This will be delivered to Seller as an itemized invoice with this information monthly.

i.
    Example: 3rd-party Invoices for Dispatch of onsite service and RMA parts shipment and replacement would be identified by the unique serial part number, service contract identifier, and the 3rd party vendor

Schedule A3
Description of Buyer Services: HR

Overland will, or Buyer will cause one or more of its Affiliates to, provide following the Closing and during the Term to Seller those services described in this Schedule A. Overland will only be obligated to perform the services described in this Schedule A if and to the extent that, in its sole discretion, it has access to the personnel and other resources reasonably necessary to perform the services in a manner that does not substantially interfere with the business of Overland; provided, that Overland shall not take actions with the primary purpose of ceasing to have access to the personnel and other resources reasonably necessary to perform the services in this Schedule A. Seller will use its commercially reasonable efforts to arrange to replace the services provided by Overland hereunder as soon as reasonably practicable after the Closing with services it provides for itself or with services it obtains from third parties. In consideration for the services provided hereunder, Seller will pay to Overland the amounts for such services as specified in this Schedule A.

2.	HR & Payroll Services

a.	Term: 24 months from deal close date

i.	After 6 months, However, with 60 days’ notice, seller or buyer has the right to terminate before the term date

b.	Seller Transition plan: transition to a Seller resourced HR support. Overland will provide the reasonable support to transition the services to Seller by the term date

c.	Scope / Description of Services to be provided are as follows

#	Description
1	Reliance on Overland HR systems: Use of Overland IT software and hardware systems for each work day during which Overland processes HR support and activity on Seller’s behalf e.g, ADP
2	HR Services • Benefits processing and support • HR counsel • Recruiting / Hiring Support • Employee Termination support

Fees and Expenses

•	During the Term, Seller will pay to Overland a Monthly Service Fee set forth below:

1.	$2500 fee for both 1) the allocated employees on the Overland payroll as listed below and 2) the HR Services / Systems listed above (e.g. ADP Payroll & benefits processing and management)

Name	Position	% Allocated to Seller
	HR executive	10%

2.	Monthly Reimbursement fee for the HVE employee health benefit payments made by Overland on behalf of Sphere 3D.

Schedule A4
Description of Services: Legal

Overland will, or Buyer will cause one or more of its Affiliates to, provide following the Closing and during the Term to Seller those services described in this Schedule A. Overland will only be obligated to perform the services described in this Schedule A if and to the extent that, in its sole discretion, it has access to the personnel and other resources reasonably necessary to perform the services in a manner that does not substantially interfere with the business of Overland; provided, that Overland shall not take actions with the primary purpose of ceasing to have access to the personnel and other resources reasonably necessary to perform the services in this Schedule A. Seller will use its commercially reasonable efforts to arrange to replace the services provided by Overland hereunder as soon as reasonably practicable after the Closing with services it provides for itself or with services it obtains from third parties. In consideration for the services provided hereunder, Seller will pay to Overland the amounts for such services as specified in this Schedule A.

1.	Legal Services

a.	Term 3 months from deal close date; with automatic monthly renewal until cancelled per terms below

i.	with 30 days notice before the term date, seller has the right to terminate

b.	Scope / Description of Services to be provided. Legal Services and Support described below in this section

i.	Services from Buyer on behalf of Seller (General Counsel)

1.	Public company compliance/corporate governance

a.	E.g., periodic reports, filings, Nasdaq related compliance, shareholder meetings

2.	Ongoing litigation

3.	Board meetings and minutes

4.	Stock related matters

Fees and Expenses

During the Term and where applicable, Seller will Pay Monthly Service Fees which represent a percentage allocation of Salary with benefits burden for the legal services provided by the Overland employee as set forth below and at a rate mutually agreed to in writing by both parties. These fees will continue until the expiration of this agreement.

Name	Position	Employed by:	Monthly % Allocation to Seller
	General Counsel	Overland / Buyer	50%

Schedule A5

Buyer Services: Finance

Overland will, or Buyer will cause one or more of its Affiliates to, provide following the Closing and during the Term to Seller those services described in this Schedule A. Overland will only be obligated to perform the services described in this Schedule A if and to the extent that, in its sole discretion, it has access to the personnel and other resources reasonably necessary to perform the services in a manner that does not substantially interfere with the business of Overland; provided, that Overland shall not take actions with the primary purpose of ceasing to have access to the personnel and other resources reasonably necessary to perform the services in this Schedule A. Seller will use its commercially reasonable efforts to arrange to replace the services provided by Overland hereunder as soon as reasonably practicable after the Closing with services it provides for itself or with services it obtains from third parties. In consideration for the services provided hereunder, Seller will pay to Overland the amounts for such services as specified in this Schedule A.

2.	Finance Services

a.	Term: 6 months from deal close date

i.	However, with 30 days notice, seller has the right to terminate before the term date

b.	Seller Transition plan: transition to a Sphere 3D resourced finance and audit team. Buyer will provide the reasonable support to transition the services to Sphere 3Dby the term date

i.	After the first 30 days of the term, buyer and seller have the right to periodically review the scope of work and services and mutually agree to adjust the scope of services and fees

1.
Example: After the first 90 days, Sphere 3D engages own audit firm and accounting director. Both parties then agree to lower the allocations and fees to remove use of the corresponding Sphere 3D allocated resource that is no longer needed by Overland

c.
Scope / Description of Services to be provided. Business processes described below in this section performed by Overland on behalf of Seller. Seller and Overland's finance and accounting processes are highly integrated across multiple entities and regions and cannot be separated piecemeal immediately on deal close. Therefore, Overland will perform these services as an inseparable package until Sphere is ready to take on all of this work on an agreed upon transition date, which will be no later than the expiration of the Term:

#	Description
1	Financial reporting - Including public reporting process and obligations
2	Accounting / Transactional finance services - Account Receivable & collections - Accounts Payable - Sales & Use tax collection and processing - All general ledger accounting
3	Reviews and Audits with Auditors
4	Reliance on Overland IT systems: - Use of Overland IT software and hardware systems for each work day during which Overland processes business activity on Seller’s behalf
5	Payroll processing

Fees and Expenses

1)
Services provided by Overland to Sphere 3D: During the Term, Seller will pay to Buyer Monthly Service Fees as set forth below. These fees will continue until either 1) Seller chooses to hire the Buyer resource(s) as an employee (where applicable) or 2) the expiration of this agreement

a)	Monthly fee of $50,000 for the services provided by employees and contractors on the Overland payroll
During the Term, Sphere 3D will have access and use Overland’s Business systems for finance, accounting, and business operations

2)	Services provided by Sphere 3D to Overland:

a)	Monthly Audit Fee paid based on the following formula

i)	50% of Audit Firm (Moss Adams) fees invoiced to Seller

Schedule B1

Seller Services: IT

Sphere 3D will, or Seller will cause one or more of its Affiliates to, provide following the Closing and during the Term to Overland those services described in this Schedule B. Seller will only be obligated to perform the services described in this Schedule B if and to the extent that, in its sole discretion, it has access to the personnel and other resources reasonably necessary to perform the services in a manner that does not substantially interfere with the business of Seller; provided, that Seller shall not take actions with the primary purpose of ceasing to have access to the personnel and other resources reasonably necessary to perform the services in this Schedule B. Overland will use its commercially reasonable efforts to arrange to replace the services provided by Seller hereunder as soon as reasonably practicable after the Closing with services it provides for itself or with services it obtains from third parties. In consideration for the services provided hereunder, Overland will pay to Seller the amounts for such services as specified in this Schedule B.

1.	IT Services

a.	Term: 9 months from deal close date

i.	However, with 30 days’ notice buyer has the right to terminate before the term date

b.	Buyer Transition plan:

Item	Support Requirement Description	Notes / scope estimate
1	Maintain/Support virtual server environment
	Dortmund, Germany	3 Hypervisors, 20 Virtual Servers, 2 Storage Appliances
	San Diego, CA	5 Hypervisors, 43 Virtual Servers, 5 Storage Appliances
	Northern CA	5 Hypervisors, 30 Virtual Servers, 3 Storage Appliances
	Westminster, CO	4 Hypervisors, 58 Virtual Servers, 2 Storage Appliances
2	Maintain/Support telephony solutions
San Diego, CA
Northern CA
Westminster, CO
3	Maintain/Support Active Directory
4	Application Support (System Level)
	Mailbox support	217 users
	Maintain/Support Email Filtering	217 mailboxes
Maintain/Support Office 365
	Sharepoint support	217 users and 12 site collections
	OneDrive support	217 users
	Skype for Business support	217 users
5	Maintain Domains - Management and Registrations
Owned Domains
Managing DNS
	SSL Certificates	21 SSL certificates
6	Maintain/Support Helpdesk
Daily management of Spiceworks helpdesk tickets
7	Maintain/Support infrastructure monitoring
	Dortmund, Germany – 54 devices monitored	54 devices monitored
	GTEC – 3 devices monitored	3 devices monitored
	San Diego, CA – 61 devices monitored	61 devices monitored

Item	Support Requirement Description	Notes / scope estimate
	Northern CA – 49 devices monitored	49 devices monitored
	Westminster, CO – 68 devices monitored	68 devices monitored
Internal user support
	Dortmund, Germany – Primary support Andrii Boiarynov, UCX backup support	Primary support Andrii Boiarynov, UCX backup support
	San Diego, CA –UCX primary support	Primary support UCX
	Northern CA – Primary support UCX	Primary support UCX
	Westminster, CO – Primary support UCX	Primary support UCX
8	Maintain infrastructure backups
9	Maintain site-to-site VPN tunnels
Site-to-Site IPSec VPN tunnels between all sites
10	License Management and Upgrades
Microsoft
Enterprise Agreement
Office365
MSDN
Vmware
ESET AntiVirus
GoToMeeting
Backup and Replication Software
Others
11	Virus / Malware
ESET AntiVirus support
12	Quarterly Audits w. Deliverables incl. Risk View, Recommendations for HW and SW, Upgrades
13	Desktop Support
Image Management and Deployment
Remote / SoHo User Support
Print & Other Device Management
14	Centralized Business Infrastructure Upgrade / Modernization support (e.g., Clientele, Baan, SAP, etc….)

Fees and Expenses

During the Term, Overland will pay to Seller a Monthly Service Fee set forth below. These fees will continue until the expiration of this agreement

b)	A flat rate of $15,000 per services rendered in the IT services table above